Exhibit 99.1

Media

& Analysts:	Derick Smith (713) 627-4963

Date:	February 4, 2011

Spectra Energy Partners Reports Year End and Fourth Quarter 2010 Results;

Announces 2011 Financial Outlook

•	Cash available for distribution of $174.5 million for 2010, up 10 percent from $158.1 million in 2009

•	2011 outlook of $208 million in cash available for distribution

HOUSTON – Spectra Energy Partners, LP (NYSE:SEP) today reported fourth quarter 2010 net income of $37.2 million, or $0.41 per limited partner unit, compared with $33.4 million, or $0.39 per limited partner unit, in the same period of 2009. Net income for 2010 was $147.9 million, or $1.70 per limited partner unit, compared with $135.9 million, or $1.71 per limited partner unit, in 2009.

The increase in net income and earnings per limited partner unit for the quarter resulted mainly from higher equity earnings from Gulfstream including the additional 24.5 percent interest in Gulfstream for one month following the November 30, 2010, acquisition.

Cash available for distribution was $35.0 million for the quarter, compared with $27.3 million in the fourth quarter 2009. Cash available for distribution for 2010 was $174.5 million compared with $158.1 million in 2009.

“2010 was a solid year for Spectra Energy Partners and its unitholders. Our businesses performed well, our expansion projects continued to progress as expected, and late in the year we acquired an additional 24.5 percent interest in Gulfstream, which offers Spectra Energy Partners more long-term, fee-based cash flows,” said Gregory J. Rizzo, president and chief executive officer. “As a result of our 2010 performance, our board of directors recently approved our thirteenth consecutive increase in quarterly distributions to our unitholders.”

Results from Operations

Spectra Energy Partners reported operating income of $18.5 million for the fourth quarter 2010, compared with $20.0 million in the prior year quarter. The 2009 fourth quarter included some nonrecurring revenue benefits at Ozark related to another company’s pipeline outage.

Equity Investment in Gulfstream Natural Gas System, L.L.C. (Gulfstream)

Spectra Energy Partners recognized $11.8 million of equity earnings from its interest in Gulfstream in the fourth quarter 2010, compared with $8.4 million in the prior year quarter. The increased earnings resulted mainly from favorable electric generation demand due to weather and an additional 24.5 percent interest in Gulfstream for one month following the November 30, 2010 acquisition, partially offset by fourth quarter 2009 benefits related to capitalized project costs and an ad valorem tax adjustment. Equity earnings from Gulfstream totaled $35.5 million for 2010 compared with $30.4 million for 2009.

For the fourth quarter 2010, Spectra Energy Partners’ share of Gulfstream’s cash available for distribution was $8.7 million, compared with $5.6 million during the same period of 2009. Spectra Energy Partners’ share of Gulfstream’s cash available for distribution was $43.0 million for the full year 2010, compared with $38.2 million for 2009.

Equity Investment in Market Hub Partners (MHP)

Spectra Energy Partners recognized $9.3 million of equity earnings from its 50 percent interest in MHP during the fourth quarter 2010, compared with $9.3 million in the prior year quarter. The quarter’s benefits from the continued phase-in of Egan storage facilities expansion were offset by higher ad valorem tax expense due to a favorable tax valuation in the prior year. Equity earnings from MHP for 2010 totaled $39.6 million, compared with $40.3 million in 2009.

For the quarter, Spectra Energy Partners’ share of MHP’s cash available for distribution was $10.9 million, compared with $8.2 million in the fourth quarter 2009. Spectra Energy Partners’ share of MHP’s cash available for distribution was $45.6 million for the full year 2010, compared with $40.8 million for 2009.

Interest Income and Expense

Interest expense was flat at $4.0 million. Annual interest expense for 2010 was $16.2 million, compared with $16.7 million for 2009.

Income Tax Expense

As a master limited partnership, Spectra Energy Partners is not subject to federal income taxes, but is subject to state income taxes. An income tax benefit of $1.2 million was reported for the fourth quarter 2010, compared with $0.2 million tax expense in 2009. The full year 2010 reflects a $0.4 million tax benefit, compared with a $1.2 million tax expense for 2009.

Capital Expenditures and Equity Investments

Spectra Energy Partners spent $6.1 million for expansion and maintenance capital in the Gas Transportation and Storage segment during the quarter and $25.8 million for the year. Investments were made in Gulfstream of $3.2 million for the quarter and $5.9 million for the year and in MHP of $0.5 million for the quarter and $16.6 million for the year. This was in addition to the $330 million acquisition of the additional 24.5 percent interest in Gulfstream in November 2010.

2011 Financial Outlook

Spectra Energy Partners also announced its 2011 financial outlook, which includes estimated cash available for distribution of $208 million, an increase of nearly 20 percent over 2010. Estimated expansion capital expenditures for 2011 of $140 million are primarily for the East Tennessee Northeastern Tennessee (NET) Project.

Additional Information

The company will discuss both its 2010 performance and 2011 financial outlook in greater detail during the analyst call today. The analyst conference call is scheduled for 9:00 a.m. CT today, February 4, 2011. The webcast can be accessed via the investor relations section of Spectra Energy Partners, LP’s web site or the conference call can be accessed by dialing (888) 252-3715 in the United States or (706) 634-8942 outside the United States. The Conference ID is 35170013.

Please call in five to ten minutes prior to the scheduled start time. A replay of the conference call will be available after 11:00 a.m. CT, February 4, 2011, until 5:00 p.m. CT, May 4, 2011, by dialing (800) 642-1687 with Conference ID 35170013. The international replay number is (706) 645-9291 with Conference ID 35170013. A replay and transcript also will be available by accessing the investor relations section of Spectra Energy Partners’ web site at http://www.spectraenergypartners.com.

Reconciliation of Non-GAAP Financial Measures

This press release includes certain financial measures, including cash available for distribution and adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), that are non-GAAP (Generally Accepted Accounting Principles) financial measures, as defined under the rules of the SEC.

Spectra Energy Partners defines adjusted EBITDA as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and MHP, interest income, and other income and expenses, net, which primarily includes non-cash AFUDC.

Spectra Energy Partners defines cash available for distribution as adjusted EBITDA plus cash available for distribution from Gulfstream and MHP and net preliminary project costs, less net cash paid for interest expense (income), net cash paid for income taxes and maintenance capital expenditures. Cash available for distribution does not reflect changes in working capital balances. Cash available for distribution for Gulfstream and MHP is defined on a basis consistent with Spectra Energy Partners.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Adjusted EBITDA and cash available for distribution are not presented as alternatives to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States GAAP.

Forward-Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in interest rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; growth in opportunities, including the timing and success of efforts to develop domestic pipeline, storage, gathering and other infrastructure projects and the effects of competition; the performance of natural gas transmission, storage and gathering facilities; the extent of success in connecting natural gas supplies to transmission and gathering systems and in connecting to expanding gas markets; the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by the forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described in our filings that we make with the Securities and Exchange Commission (SEC), which are available via the SEC’s Web site at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE), that owns interests in natural gas transportation and storage assets in the United States, including more than 3,100 miles of transmission and gathering pipeline and approximately 49 billion cubic feet (Bcf) of natural gas storage. These assets are capable of transporting 3.25 Bcf of natural gas per day from growing supply areas to high demand markets.

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Spectra Energy Partners, LP

Quarterly Highlights

December 2010

(Unaudited)

(In millions, except per-unit amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
STATEMENTS OF OPERATIONS

Operating revenues	$50.8	$52.2	$197.7	$178.9
Operating expenses	32.3	32.2	110.0	96.1

Operating income	18.5	20.0	87.7	82.8
Equity in earnings of unconsolidated affiliates	21.1	17.7	75.1	70.7
Other income and expenses, net	0.4	—	0.8	0.1
Interest income	—	—	0.1	0.2
Interest expense	4.0	4.1	16.2	16.7

Earnings before income taxes	36.0	33.6	147.5	137.1
Income tax expense (benefit)	(1.2)	0.2	(0.4)	1.2

Net income	$37.2	$33.4	$147.9	$135.9

Adjusted EBITDA (a)	$25.7	$27.3	$117.1	$111.3
Cash Available for Distribution (b)	$35.0	$27.3	$174.5	$158.1
Weighted average units outstanding
Limited partner units	82.8	80.3	81.0	76.3
General partner units	1.7	1.6	1.7	1.6
Net income per limited partner unit	$0.41	$0.39	$1.70	$1.71
Declared cash distribution per limited partner unit	$0.45	$0.41	$1.74	$1.56

CAPITAL AND INVESTMENT EXPENDITURES
Capital expenditures - Gas Transportation & Storage	$6.1	$8.0	$25.8	$20.3
Investment expenditures
Gulfstream - 49.0% (c)	3.2	1.7	5.9	9.8
Market Hub - 50%	0.5	4.7	16.6	26.9

Total capital and investment expenditures	$9.8	$14.4	$48.3	$57.0

	December 31, 2010	December 31, 2009
DEBT
Total debt	$689.8	$417.5
Less: Investment-grade securities	209.0	$—

Net debt	$480.8	$417.5

(a)	Adjusted EBITDA is defined as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and Market Hub, interest income, and other income and expenses, net, which primarily includes non-cash allowance for funds used during construction (AFUDC).
(b)	Cash Available for Distribution is defined as Adjusted EBITDA plus Cash Available for Distribution from Gulfstream and Market Hub and net preliminary project costs, less net cash paid for interest and income tax expense, and maintenance capital expenditures, excluding impact of reimbursable projects. Cash Available for Distribution does not reflect changes in working capital balances.
(c)	Represents 24.5% equity interest in first eleven months of 2010 and prior year.

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Spectra Energy Partners

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

(Unaudited)

(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009

Net income	$37.2	$33.4	$147.9	$135.9
Add:
Interest expense	4.0	4.1	16.2	16.7
Income tax expense (benefit)	(1.2)	0.2	(0.4)	1.2
Depreciation and amortization	7.2	7.3	29.4	28.5
Less:
Equity in earnings of Gulfstream	11.8	8.4	35.5	30.4
Equity in earnings of Market Hub	9.3	9.3	39.6	40.3
Interest income	—	—	0.1	0.2
Other income and expenses, net	0.4	—	0.8	0.1

Adjusted EBITDA	25.7	27.3	117.1	111.3
Add:
Cash Available for Distribution from Gulfstream	8.7	5.6	43.0	38.2
Cash Available for Distribution from Market Hub	10.9	8.2	45.6	40.8
Preliminary project costs, net	—	—	—	0.4
Less:
Cash paid for interest expense, net	6.0	6.1	15.7	16.2
Cash paid for income tax expense	—	—	0.7	0.1
Maintenance capital expenditures	4.3	7.7	14.8	16.3

Cash Available for Distribution	$35.0	$27.3	$174.5	$158.1

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Gulfstream

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

(Unaudited)

(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009

Net income	$34.7	$34.2	$131.6	$124.0
Add:
Interest expense	17.4	17.6	69.8	61.3
Depreciation and amortization	8.7	8.7	35.0	34.5
Less:
Other income and expenses, net	0.3	0.1	0.9	1.4

Adjusted EBITDA - 100%	60.5	60.4	235.5	218.4
Add:
Preliminary project costs, net	0.2	(1.7)	0.6	(1.3)
Less:
Cash paid for interest expense, net	35.2	35.4	70.3	60.1
Maintenance capital expenditures	0.8	0.3	1.3	0.9

Cash Available for Distribution - 100%	$24.7	$23.0	$164.5	$156.1

Adjusted EBITDA - 49.0% (a)	$20.1	$14.8	$63.0	$53.5
Cash Available for Distribution - 49.0% (a)	$8.7	$5.6	$43.0	$38.2

(a)	Represents 24.5% equity interest in first eleven months of 2010 and prior year.

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Market Hub

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

(Unaudited)

(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009

Net income	$18.7	$18.6	$79.3	$80.8
Add:
Interest expense	0.1	—	0.1	0.1
Income tax expense	—	—	0.2	0.2
Depreciation and amortization	3.8	3.4	14.5	12.1
Less:
Interest income	—	—	0.2	0.3
Other income and expenses, net	—	—	0.6	—

Adjusted EBITDA - 100%	22.6	22.0	93.3	92.9
Less:
Cash paid for interest expense, net	—	3.6	(0.1)	7.1
Cash paid for income tax expense	0.3	0.5	0.3	0.5
Maintenance capital expenditures	0.6	1.5	2.0	3.8

Cash Available for Distribution - 100%	$21.7	$16.4	$91.1	$81.5

Adjusted EBITDA - 50%	$11.3	$11.0	$46.7	$46.5
Cash Available for Distribution - 50%	$10.9	$8.2	$45.6	$40.8

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